Exhibit 4.4

POWER-ONE, INC.

as Issuer

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of May 8, 2009

Supplementing the Indenture

Dated as of June 17, 2008

with respect to the

8% Senior Secured Convertible Notes Due 2013

THIS SUPPLEMENTAL INDENTURE dated as of May 8, 2009 (the “Supplemental Indenture”) among POWER-ONE, INC., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as Trustee (the “Trustee”) under the Indenture dated as of June 17, 2008 (the “Indenture”) between the Company and the Trustee, pursuant to which the Company issued its 8% Senior Secured Convertible Notes due 2013 (the “Notes”).

WHEREAS, the Company issued Notes in an aggregate principal amount of $80,000,000 under the Indenture, of which $63,000,000 are outstanding.

WHEREAS, Section 12.01 of the Indenture provides that the Indenture or the Notes may be amended with the consent of Holders of at least a majority of the principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of the Notes).

WHEREAS, the Company has obtained the written consent to the proposed amendments to the Indenture from the Holders of at least a majority in aggregate outstanding principal amount of the Notes.

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

                Section 1.1.           Amendments to the Indenture.

(a)           The following sections of the Indenture are deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted.]”, and any and all references to such sections, whether direct or indirect, in any term, condition, limitation or other provision in the Indenture, are deleted, and such sections and references shall be of no further force or effect:

•	Section 3.07	Ownership of Subsidiaries.
•	Section 3.09	Redemption and Dividends
•	Section 3.12(a)	Total Debt.
•	Section 3.12(c)	Tangible Net Worth.
•	Article VI	Rights of Participation in Future Equity Issuances.

All corresponding provisions of the Notes are deleted in their entirety and such provisions shall be of no further force or effect.

(b)           Section 3.08 of the Indenture shall be amended and restated in its entirety to read as follows:

“Section 3.08       RESTRICTED PAYMENTS.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or Cash Equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any unsecured Subordinated Indebtedness (or any extension, refinancing or renewal thereof), whether by way of payment in respect of principal of (or premium, if any) or interest on such Indebtedness if at the time such payment is due or otherwise made or, after giving effect to such payment, an Event of Default pursuant to Sections 7.01(a), (b), (c), (d) or (h) has occurred and is continuing.

(c)           Section 3.10 of the Indenture shall be amended and restated in its entirety to read as follows:

“Section 3.10       LIENS.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any Lien upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries other than (i) Permitted Liens and (ii) Liens securing Indebtedness permitted under Section 3.11.”

(d)           Section 3.11 of the Indenture shall be amended and restated in its entirety to read as follows:

“Section 3.11       INDEBTEDNESS.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incurrence”; provided that accretion or amortization of original issue discount shall not constitute an incurrence), with respect to any Indebtedness unless, in each case, (x) no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of such incurrence of Indebtedness, and (y) at the time of the incurrence of such Indebtedness the aggregate principal amount of all outstanding Indebtedness of the Company and its Subsidiaries (taking into account such incurrence of additional Indebtedness) shall not exceed the Permitted Indebtedness Amount.

(e)           Section 3.12(b) of the Indenture shall be amended and restated in its entirety to read as follows:

“At the end of each fiscal quarter, cash and Cash Equivalents shall not be less than the lesser of (i) $20 million and (ii) 50% of the aggregate principal amount of the Outstanding Securities.”

(f)            The following is hereby added as a new Section 4.15 of the Indenture:

“Section 4.15       ASSET SALES.

(a)          (i)           If the Company or a Pledged Subsidiary sells a material portion of the property and assets (other than a sale that constitutes a Permitted Disposition) of the Company and its Subsidiaries, taken as a whole, and such sale does not constitute a Fundamental Change (an “Asset Sale”), then within 360 calendar days after the receipt of the consideration therefor, the

Company or a Subsidiary, at its option, may apply the net cash and Cash Equivalents received in respect of such Asset Sale (the “Net Proceeds”) (x) to make capital expenditures in the ordinary course of business of the Company and its Subsidiaries, (y) otherwise to acquire capital assets that are used or useful in the business of the Company or any of its Subsidiaries or (z) to make a Permitted Investment; provided that a binding commitment to make such expenditure or investment that is made not later than such 360th day shall be treated as such a permitted application of the Net Proceeds as of the date of such commitment so long as the Company or a Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 calendar days after the date such commitment is made and, in the event any such Net Proceeds are not actually so invested in accordance with this subsection (a)(i) by such 180th day, then such remaining Net Proceeds shall be applied in accordance with subsection (a)(ii) below.

(ii)          Any Net Proceeds that are not applied as provided in subsection (a)(i) above shall constitute “Excess Proceeds”.  When the aggregate amount of Excess Proceeds exceeds $1.0 million, the Company shall make an offer to all Holders of Securities (an “Asset Sale Repurchase Offer”) and, if required by the terms of any other Indebtedness that ranks equally with the Notes in right of payment (“Pari Passu Indebtedness”), to all holders of Pari Passu Indebtedness, to purchase the maximum principal amount of Securities and such other Pari Passu Indebtedness that can be purchased with the Excess Proceeds, pro rata in proportion to the respective outstanding principal amounts (together with premium, if any) of the Securities and such other Pari Passu Indebtedness.  The offer price in respect of Securities in any Asset Sale Repurchase Offer shall be 100% of the aggregate principal amount of such Securities plus accrued and unpaid interest to the date of purchase, subject to the right of the Holders of record on a Record Date to receive interest on the relevant Interest Payment Date in accordance with the procedures set forth in this Indenture and the Notes.

(b)          (i)           If the Company makes an Asset Sale Repurchase Offer pursuant to subsection (a) above, the Company shall provide to all Holders and the Trustee a notice (the “Asset Sale Notice”) with the following information (if applicable):

(A)          the occurrence of an Asset Sale;

(B)          that an Asset Sale Repurchase Offer is being made pursuant to this Section 4.15 and the maximum principal amount of the Securities that may be purchased by the Company pursuant to the Asset Sale Repurchase Offer;

(C)          the purchase price and the purchase date with respect to Securities purchased by the Company pursuant to the Asset Sale Repurchase Offer, which will be no earlier than 20 Business Days nor later than 35 calendar days from the date such notice is mailed (the “Asset Sale Payment Date”); provided that the Asset Sale Payment Date may be extended in accordance with applicable law;

(D)          the name and address of the Paying Agent and the Conversion Agent;

(E)          the then current Conversion Rate;

(F)          that the Holder shall have the right to withdraw any tendered Securities and the Holder’s election to require the Company to purchase such Securities; provided that the Paying Agent receives, not later than the close of business on the expiration date of the Asset Sale Repurchase Offer, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Securities tendered for purchase, and a statement that such Holder is withdrawing its tendered Securities and its election to have such Securities purchased;

(G)          that unless the Company defaults in the payment of the purchase price therefor, all Securities accepted for payment pursuant to the Asset Sale Repurchase Offer will cease to accrue interest on the Asset Sale Payment Date;

(H)          if the Securities to be repurchased are certificated, that the Holders electing to have any Securities purchased pursuant to the Asset Sale Repurchase Offer will be required to surrender such Securities to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Sale Payment Date;

(I)           if the Securities to be repurchased are represented by a Global Security, that the Holders electing to have any Securities purchased pursuant to the Asset Sale Repurchase Offer will be required to comply with the appropriate procedures of the Depositary; and

(J)           any other instructions, as determined by the Company, consistent with the provisions of this Section 4.15, that a Holder must follow.

(ii)          The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Securities pursuant to a Asset Sale Repurchase Offer.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(iii)         On the Asset Sale Payment Date, the Company shall

(A)          accept for payment such principal amount of the Securities required to be purchased under the Asset Sale Repurchase Offer or portions thereof properly tendered pursuant to the Asset Sale Repurchase Offer,

(B)          at or prior to 11:00 a.m., New York City time, deposit with the Paying Agent an amount equal to the aggregate Asset Sale Payment in respect of all Securities accepted for payment in the Asset Sale Repurchase Offer, and

(C)          deliver, or cause to be delivered, to the Trustee for cancellation the Securities so accepted together with an Officer’s Certificate to the Trustee consistent with Section 4.14.

(iv)         If the aggregate principal amount of Securities surrendered by the Holders in respect of an Asset Sale Repurchase Offer exceeds the amount of Net Proceeds or the pro rata portion thereof available for the Asset Sale Repurchase Offer, as the case may be, the Trustee shall select the Securities to be purchased on a pro rata basis for all tendered Securities.

(c)           Any Net Proceeds remaining after application as set forth in Section 4.15(a) may be used by the Company or any of its Subsidiaries for general corporate purposes subject to the terms of this Indenture.”

(g)           Section 7.01(i) of the Indenture shall be amended and restated in its entirety to read as follows:

“the suspension from trading or failure of the Common Stock to be listed on The Nasdaq Global Market or on an Eligible Market for a period of five consecutive days or for more than an aggregate of 15 days in any 365-day period; provided, however, that an Event of Default shall not occur as a result of a suspension from trading or the failure to be listed on The Nasdaq Global Market as a result of (x) a failure to comply with Nasdaq Marketplace Rule 4310(c)(4) (requiring a minimum bid price of $1 per share) or (y) a failure to file any required information, documents or reports with the Commission.”

(h)           The first sentence of Section 10.03(a) of the Indenture shall be amended and restated in its entirety to read as follows:

“The Company shall file with the Trustee any information, documents or reports that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act as and when filed with the Commission and, in any event, within nine (9) months after the same are required under Section 13 or 15(d) of the Exchange Act to be filed with the Commission (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act).”

(i)            The following sentence shall be added to the end of Section 13.01(b) of the Indenture:

“Holders of a majority principal amount or more of the Outstanding Securities shall have the power to direct the Collateral Agent to amend, modify or supplement the Pledge Agreement in any manner expressly directed by such Holders and to direct the Collateral Agent to release Pledged Collateral from the lien of the Pledge Agreement, and the Collateral Agent shall execute any such amendment, modification or supplement (as long as such amendment, modification or supplement does not adversely affect the rights of the Collateral Agent acting in such capacity) or appropriate instruments of release; provided that that Collateral Agent shall not release all or substantially all of the Pledged Collateral without the consent of Holders of all of the Outstanding Securities.”

                Section 1.2.           Definitions Amendment.

(a)           Any definitions used exclusively in the deleted provisions of the Indenture set forth in Section 1.1(a) above, and all references to such deleted provisions, are hereby deleted in their entirety from the Indenture and shall be of no further force or effect.

(b)           The following definitions shall either be amended in Section 1.01 of the Indenture as provided herein or added to Section 1.01 of the Indenture, as applicable.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Company that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“Equity Interests” shall mean with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of Company that is not a Domestic Subsidiary.

“Guarantee Obligation” means as to any Person, any obligation, contingent or otherwise of such Person guaranteeing any Indebtedness of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of the guaranteeing Person (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor so as to enable such primary obligor to pay such Indebtedness, (iii) to purchase property, securities or services for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (iv) otherwise to protect the owner of any such Indebtedness against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (x) any liability by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business, (y) indemnification obligations of the Company or any of its Subsidiaries entered into in the ordinary course of business or (z) obligations of the Company or any of its Subsidiaries under arrangements entered into in the ordinary course of business whereby the Company or such Subsidiary sells goods or inventory to other Persons under agreements obligating the Company or such Subsidiary to repurchase such goods or inventory, at a price not exceeding the original sale price, upon the occurrence of certain specified events.  The amount of any Guarantee Obligation of any guaranteeing Person at any time shall be deemed to be the lower of (1) an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made at such time and (2) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation at such time, unless such Indebtedness and such maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith at such time; provided, however, that for purposes of this definition the liability of the guaranteeing Person with respect to any obligation as to which a third Person or Persons are jointly or jointly and severally liable as a guarantor or otherwise as contemplated hereby and have not defaulted on its or their portions thereof shall be only as to its pro rata portion of such obligation.

“Indebtedness” shall be amended and restated to read in its entirety as follows:

“Indebtedness” means of any Person at any date, without duplication, all indebtedness of such Person for borrowed money or evidenced by a note, bond or debenture (other than current trade liabilities and indemnification obligations incurred in the ordinary course of business), as reflected on a balance sheet of such Person prepared in accordance with GAAP, and all Guarantee Obligations of such Person.

“Investment” shall mean with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Equity Interest issued by, (ii) a beneficial interest in any Equity Interest issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or substantially all of the assets of a business or product line conducted by another Person or all or substantially all of the assets constituting the business or product line of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted), or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business, (d) any guarantee obligation incurred by such Person in respect of any obligation of another and (e) any purchase, or entry into, of any derivative instrument or other contract by such Person providing for the economic or risk equivalent of all or any part of any investment in another Person of the type referred to in clause (a), (b), (c) or (d) above.

“Permitted Disposition” shall mean (a) dispositions in the ordinary course of business of inventory, (b) dispositions of obsolete or worn out property (including obsolete or valueless intellectual property), whether now owned or hereafter acquired, in the ordinary course of business, and dispositions of property (including intellectual property) that are reasonably determined by the Board of Directors of the disposing Company or Pledged Subsidiary (or, in the case of any disposition or series of related dispositions in an amount not in excess of $100,000, reasonably determined by the disposing Company or Pledged Subsidiary) in good faith to be of no practical use to the business of the Company and its Subsidiaries, which dispositions do not, in the aggregate, materially adversely affect the value of the Collateral taken as a whole, in an aggregate amount not in excess of $2,000,000 over the term of this Indenture, (c) dispositions of cash or Cash Equivalents not otherwise prohibited under the Pledge Agreement, (d) dispositions to any Subsidiary not otherwise prohibited herein, (e) dispositions of property to the extent such transaction constitutes a Permitted Investment, and (f) dispositions of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment.

“Permitted Indebtedness Amount” shall mean, as of any date, the greater of (i) $150 million and (ii) an amount equal to 3.0 times LTM EBITDA for the immediately preceding 4 consecutive completed fiscal quarters for which financial statements of the Company prepared in accordance with GAAP are available.

“Permitted Investment” shall mean (i) Investments by the Company that are not through or in any Subsidiary or other Person and that are (x) reasonably determined by the Company to be strategic in nature and to have a valid business purpose or (y) in the ordinary course of business, (ii) Investments in cash and Cash Equivalents, (iii) Investments in any Pledged Subsidiary (including, for the avoidance of doubt, any newly formed Domestic or Foreign Subsidiary (first tier or otherwise) that has become a Domestic or Foreign Subsidiary Pledgor hereunder), (iv) Investments in any Subsidiary of a Pledged Subsidiary that are in existence as of the Issue Date, (v) Investments in the ordinary course of business in any newly formed wholly-owned Foreign Subsidiary of a newly formed first tier Domestic or Foreign Subsidiary that has become a Domestic or Foreign Subsidiary Pledgor hereunder where the Company has in good faith reasonably determined that the creation of the newly formed wholly-owned Foreign Subsidiary and the Investment each have a valid business purpose and do not materially impair the value of the Collateral taken as a whole, (vi) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, and (vii) Investments by the Company or a Pledged Subsidiary in equipment, fixed assets, real property or improvements, or replacements or substitutions therefor or additions thereto (excluding normal replacements and maintenance which are properly charged to current operations as operating expenses in accordance with GAAP), that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a consolidated balance sheet of the Company or such Pledged Subsidiary or have a useful life of more than one year, (viii) lease, utility and other similar deposits in the ordinary course of business, (ix) hedging or other derivative obligations otherwise permitted to be incurred under the Section 3.09 and incurred in the ordinary course of business for a valid business purpose, (x) receivables owing to the Company or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Subsidiary deems commercially reasonable under the circumstances, (xi) Investments that are advances paid to third-party contract manufacturers in the ordinary course of business to purchase specialized equipment required to produce specialized products for the Company or its Subsidiaries, (xii) Investments made by the Company or a Subsidiary for consideration consisting only of Common Stock of the Company, (xiii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Subsidiary or in satisfaction of judgments, (xiv) any other Investment where the Company has in good faith reasonably determined that the Investment has a valid business purpose and does not materially impair the value of the Collateral taken as a whole if, upon the consummation of the Investment, the resulting Investment has been pledged for the benefit of the Trustee, the Collateral Agent and the Holders on a basis consistent with the Pledge Agreement and (xv) any other Investments not specified above that do not in the aggregate, since the Issue Date, exceed $1,000,000 (for purposes of calculating which, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment).

ARTICLE TWO

                Section 2.1            Effective Date of This Supplemental Indenture.

                This Supplemental Indenture shall be effective as of the date first written above.

                Section 2.2            Indenture Ratified.

                Except as hereby otherwise expressly provided, the Indenture, as modified by this Supplemental Indenture, is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

                Section 2.3            Counterparts.

                This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

                Section 2.4            Trustee Not Responsible.

                The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

                Section 2.5            Definitions and Terms.

                Unless otherwise defined herein, all capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture.

Section 2.6            Supplemental Indenture is an Indenture.

                This Supplemental Indenture is an amendment to and implementation of the Indenture, and the Indenture and this Supplemental Indenture shall be read together from and after the effectiveness of this Supplemental Indenture.

                Section 2.7            Governing Law.

                This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

POWER-ONE, INC.

By:	/s/ Richard J. Thompson
Name:	Richard J. Thompson
Title:	President and Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Teresa Petta
Name:	Teresa Petta
Title:	Vice President